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                                                       EXHIBIT 11.1
                                                    GUITAR CENTER, INC.
                                         COMPUTATION OF INCOME (LOSS) PER SHARE
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                                          Year Ended
                                                            --------------------------------------
                                                               1995           1996           1997
                                                            --------------------------------------

Net income (loss) available to common stockholders          $  5,058      $ (80,221)      $  8,594

Weighted average shares outstanding
Basic                                                         19,329         19,329         19,331
                                                            --------------------------------------
                                                            --------------------------------------
Common stock equivalents                                       1,091          1,091          1,271
Diluted                                                       20,420         20,420         20,602
                                                            --------------------------------------
                                                            --------------------------------------

Income (loss) per common share
Basic                                                        $  0.26       $  (4.15)       $  0.44
                                                            --------------------------------------
Diluted                                                      $  0.25       $  (3.93)       $  0.42
                                                            --------------------------------------

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